Exhibit 21.1

Comdisco Holding Company, Inc.
Subsidiaries of the Registrant as of December 3, 2013

Subsidiary State or Sovereign Power of Incorporation

Subsidiaries included in the Registrant’s consolidated financial statements:

Comdisco Canada Ltd.	Ontario
Comdisco, Inc.	Delaware
Comdisco Ventures Fund A, LLC	Delaware

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